1
EXHIBIT 21.1
FIRST BANCORP.
AS OF DECEMBER 31, 2025
Subsidiaries of the Registrant
Name
Jurisdiction of Incorporation
FirstBank Puerto Rico
Puerto Rico
First Federal Finance Limited Liability Company (D/B/A Money Express)
FirstBank Overseas Corp.
First Management of Puerto Rico, LLC
FB Private Equity LLC
Puerto Rico
Puerto Rico
Puerto Rico
Puerto Rico
FirstBank Insurance Agency,
LLC
Puerto Rico